PRESS RELEASE	SOURCE: First Trust Advisors L.P.

First Trust Advisors L.P. Announces Portfolio Manager Update for First Trust Enhanced Equity Income Fund

WHEATON, IL — (BUSINESS WIRE) — September 26, 2023 — First Trust Advisors L.P. ("FTA") announced today that Chartwell Investment Partners LLC ("Chartwell"), investment sub-advisor for First Trust Enhanced Equity Income Fund (NYSE: FFA) (the "Fund"), will release an update on the market and the Fund for financial professionals and investors. To listen to the update, click on the following link:

FFA Replay 9/28/2023

The update will be available Thursday, September 28, 2023, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Saturday, October 28, 2023

The Fund is a diversified, closed-end management investment company that seeks to provide a high level of current income and gains and, to a lesser extent, capital appreciation. The Fund seeks to achieve its investment objective by investing in a diversified portfolio of equity securities.

FTA is a federally registered investment advisor and serves as the Fund's investment advisor. FTA and its affiliate First Trust Portfolios L.P. ("FTP"), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $202 billion as of August 31, 2023 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

Chartwell Investment Partners, LLC ("Chartwell") serves as the Fund's investment sub-advisor and is an investment firm focusing on institutional, sub-advisory, and private client relationships. The firm is a research-based equity and fixed-income manager with a disciplined, team-oriented investment process. As of August 31, 2023, Chartwell had approximately $11.1 billion in assets under management.

Principal Risk Factors: Risks are inherent in all investing. Certain risks applicable to the Fund are identified below, which includes the risk that you could lose some or all of your investment in the Fund. The principal risks of investing in the Fund are spelled out in the Fund's annual shareholder reports. The order of the below risk factors does not indicate the significance of any particular risk factor. The Fund also files reports, proxy statements and other information that is available for review.

Past performance is no assurance of future results. Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost. There can be no assurance that the Fund's investment objectives will be achieved. The Fund may not be appropriate for all investors.

Market risk is the risk that a particular security, or shares of a fund in general may fall in value. Securities are subject to market fluctuations caused by such factors as general economic conditions, political events, regulatory or market developments, changes in interest rates and perceived trends in securities prices. Shares of a fund could decline in value or underperform other investments as a result. In addition, local, regional or global events such as war, acts of terrorism, spread of infectious disease or other public health issues, recessions, natural disasters or other events could have significant negative impact on a fund.

Current market conditions risk is the risk that a particular investment, or shares of the fund in general, may fall in value due to current market conditions. As a means to fight inflation, the Federal Reserve and certain foreign central banks have raised interest rates and expect to continue to do so, and the Federal Reserve has announced that it intends to reverse previously implemented quantitative easing. Recent and potential future bank failures could result in disruption to the broader banking industry or markets generally and reduce confidence in financial institutions and the economy as a whole, which may also heighten market volatility and reduce liquidity. In February 2022, Russia invaded Ukraine which has caused and could continue to cause significant market disruptions and volatility within the markets in Russia, Europe, and the United States. The hostilities and sanctions resulting from those hostilities have and could continue to have a significant impact on certain fund investments as well as fund performance and liquidity. The COVID-19 global pandemic, or any future public health crisis, and the ensuing policies enacted by governments and central banks have caused and may continue to cause significant volatility and uncertainty in global financial markets, negatively impacting global growth prospects.

Shares of closed-end investment companies such as the Fund frequently trade at a discount from their net asset value. The Fund cannot predict whether its common shares will trade at, below or above net asset value.

The Fund may write (sell) covered call options on all or a portion of the equity securities held in the Fund's portfolio. The use of options may require the Fund to sell portfolio securities at inopportune times or for prices other than current market values, may limit the amount of appreciation the Fund can realize on an investment, or may cause the Fund to hold an equity security that it might otherwise sell.

Premiums from writing (selling) call options and dividends and interest payments made by the securities in the Fund's portfolio can vary widely over time.

An adverse event affecting an issuer of equity securities, such as an unfavorable earnings report, may depress the value of a particular equity security held by the Fund. Also, the prices of equity securities are sensitive to general movements in the stock market and a drop in the stock market may depress the prices of equity securities to which the Fund has exposure. There is no guarantee that the issuers of the equity securities in which the Fund invests will declare dividends in the future or that if declared they will remain at current levels. There can be no assurance as to what portion of the distributions paid to the Fund's Common Shareholders will consist of tax-advantaged qualified dividend income.

Investment in non-U.S. securities is subject to the risk of currency fluctuations and to economic and political risks associated with such foreign countries.

The Fund may not invest 25% or more of its total assets in securities of issuers in any single industry. If the Fund is focused in an industry, it may present more risks than if it were broadly diversified over numerous industries of the economy.

The risks of investing in the Fund are spelled out in the shareholder reports and other regulatory filings.

The information presented is not intended to constitute an investment recommendation for, or advice to, any specific person. By providing this information, First Trust is not undertaking to give advice in any fiduciary capacity within the meaning of ERISA, the Internal Revenue Code or any other regulatory framework. Financial professionals are responsible for evaluating investment risks independently and for exercising independent judgment in determining whether investments are appropriate for their clients.

The Fund’s daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling 1-800-988-5891.

CONTACT: JEFF MARGOLIN — (630) 915-6784

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Source: First Trust Advisors L.P.